Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Relations Contact:	Public Relations Contact:
Tom Barth	John Stewart
Progress Software Corporation	Progress Software Corporation
(781) 280-4135	(781) 280-4101
tobarth@progress.com	jstewart@progress.com

Progress Software Reports 2012 Fiscal First Quarter Results

BEDFORD, MA, March 28, 2012 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive, announced today results for its fiscal first quarter ended February 29, 2012.

Revenue for the quarter was $124.4 million, a decrease of 7% from $134.2 million in the fiscal first quarter of 2011.

On a GAAP basis in the fiscal first quarter of 2012:

•	Income from operations was $11.9 million, a decrease of 58% compared to $28.3 million in the same quarter last year;

•	Net income was $7.5 million, a decrease of 64% compared to $20.5 million in the same quarter last year; and

•	Diluted earnings per share were $0.12, a decrease of 59% compared to $0.29 in the same quarter last year.

On a non-GAAP basis in the fiscal first quarter of 2012:

•	Income from operations was $26.1 million, a decrease of 37% compared to $41.3 million in the same quarter last year;

•	Net income was $17.7 million, a decrease of 40% compared to $29.4 million in the same quarter last year; and

•	Diluted earnings per share were $0.28, a decrease of 33% compared to $0.42 in the same quarter last year.

Jay Bhatt, president and chief executive officer of Progress Software, said: “Despite the stated year-over-year declines, the company performed better than expected, largely due to our OpenEdge product line. As we navigate through the current environment, we will continue to tightly control spending to protect our profitability.”

Bhatt also noted: “Since I joined Progress Software in early December, the management team and Board of Directors have been conducting a comprehensive evaluation of the company. This effort includes perspectives from shareholders, customers, partners and from external independent advisors including J.P. Morgan. We are nearing the end of our evaluation and expect to share our revised plan with the marketplace in late April. We understand that the status quo is unacceptable and our plan may include actions on the company’s strategy, product portfolio, expense run rate and capital allocation to strengthen the business and to deliver higher levels of shareholder value.”

Cash flows from operations for the quarter were $38.5 million, down from $50.2 million in the same quarter in fiscal 2011. Cash, cash equivalents and short-term investments increased to $315.2 million from $261.4 million at the end of the fiscal fourth quarter 2011, primarily as a result of cash flows from operations and stock option exercises.

Business Outlook

In light of the ongoing evaluation and forthcoming announcement of the company’s revised business plan, the company will not provide guidance for the fiscal second quarter or fiscal year at this time.

Note to Editors

Progress Software is providing, in advance, a copy of prepared remarks for its conference call. These prepared remarks will not be read on the call. The press release, the prepared remarks, and additional financial disclosures are available on the Progress Software website www.progress.com within the investor relations section.

Conference Call

The Progress Software quarterly investor conference call to review its fiscal first quarter 2012 will be broadcast live at 9:00 a.m. Eastern on Wednesday, March 28, 2012 on the investor relations section of the company’s website, located at www.progress.com. Additionally, you can listen to the call by telephone by dialing 1-800-915-4836, pass code 7144347. The conference call will include only brief comments followed by questions and answers. An archived version of the conference call and supporting materials will be available on the Progress Software website within the investor relations section after the live conference call.

Legal Notice Regarding Non-GAAP Financial Information

Progress Software provides non-GAAP financial information as additional information for investors. These non-GAAP measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below. Additional information regarding the company’s non-GAAP financial information is contained in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this press release, which is available on the Progress website www.progress.com within the investor relations section.

Note Regarding Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to those risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.

Important Shareholder Information

Progress Software will hold its Annual Meeting of Shareholders on May 31, 2012 at 9:00 a.m. Eastern. The company plans to file with the Securities and Exchange Commission and mail to its shareholders a proxy statement in connection with its 2012 Annual Meeting of Shareholders. The proxy statement will contain important information about the company, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the company with the Securities and Exchange Commission, may be obtained by investors and security holders free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, filings of the company with the Securities and Exchange Commission, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the company by directing a request to the company at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

The company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the company in connection with the Annual Meeting. Information regarding the company’s directors and executive officers is contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on January 30, 2012 and definitive proxy statement filed with the Securities and Exchange Commission on March 21, 2011. Additional information regarding the interests of those participants in the solicitation of proxies may be obtained by reading the proxy statement for the Annual Meeting when it becomes available.

Progress Software Corporation

Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur – to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment – all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.

Progress is a trademark or registered trademark of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.

Condensed Consolidated Statements of Income

	Fiscal First Quarter Ended
(In thousands, except per share data)	February 29, 2012	February 28, 2011	% Change
Revenue:
Software licenses	$41,492	$51,336	-19%
Maintenance and services	82,934	82,901	0%

Total revenue	124,426	134,237	-7%

Costs of revenue:
Cost of software licenses	2,288	2,381	-4%
Cost of maintenance and services	19,380	17,768	9%
Amortization of acquired intangibles	3,734	3,975	-6%

Total costs of revenue	25,402	24,124	5%

Gross profit	99,024	110,113	-10%

Operating expenses:
Sales and marketing	47,247	44,698	6%
Product development	22,395	20,859	7%
General and administrative	15,452	11,852	30%
Amortization of acquired intangibles	1,821	2,274	-20%
Restructuring expenses	—	2,114	-100%
Acquisition-related expenses	215	—	—

Total operating expenses	87,130	81,797	7%

Income from operations	11,894	28,316	-58%

Other income (expense), net	270	(39)	-792%

Income before provision for income taxes	12,164	28,277	-57%
Provision for income taxes	4,675	7,756	-40%

Net income	$7,489	$20,521	-64%

Earnings per share:
Basic	$0.12	$0.31	-61%
Diluted	$0.12	$0.29	-59%

Weighted average shares outstanding:
Basic	62,145	66,986	-7%
Diluted	63,130	69,659	-9%

Condensed Consolidated Balance Sheets

(In thousands)	February 29, 2012	November 30, 2011
Assets
Current assets:
Cash, cash equivalents and short-term investments	$315,164	$261,416
Accounts receivable, net	102,645	110,927
Other current assets	33,907	35,434

Total current assets	451,716	407,777

Property and equipment, net	68,048	66,206
Goodwill and intangible assets, net	322,165	327,647
Other assets	66,951	63,680

Total assets	$908,880	$865,310

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$83,533	$85,781
Short-term deferred revenue	162,552	145,727

Total current liabilities	246,085	231,508

Long-term deferred revenue	5,069	6,619
Other long-term liabilities	4,296	4,883
Shareholders’ equity:
Common stock and additional paid-in capital	329,405	309,221
Retained earnings	324,025	313,079

Total shareholders’ equity	653,430	622,300

Total liabilities and shareholders’ equity	$908,880	$865,310

Condensed Consolidated Statements of Cash Flows

	Fiscal First Quarter Ended
(In thousands)	February 29, 2012	February 28, 2011
Cash flows from operating activities:
Net income	$7,489	$20,521
Depreciation and amortization	8,562	8,461
Stock-based compensation	7,091	4,184
Other non-cash adjustments	359	451
Changes in operating assets and liabilities	15,028	16,613

Net cash flows from operating activities	38,529	50,230

Capital expenditures	(3,942)	(3,352)
Redemptions at par by issuers of auction-rate-securities	225	—
Issuances of common stock, net of repurchases	13,973	(6,120)
Other	4,963	7,685

Net change in cash, cash equivalents and short-term investments	53,748	48,443
Cash, cash equivalents and short-term investments, beginning of period	261,416	322,396

Cash, cash equivalents and short-term investments, end of period	$315,164	$370,839

Reconciliation of GAAP to Non-GAAP Financial Measures

	Fiscal First Quarter Ended
(In thousands, except per share data)	February 29, 2012	February 28, 2011	% Change
GAAP income from operations	$11,894	$28,316
GAAP operating margin %	9.6%	21.1%
Amortization of acquired intangibles	5,555	6,249
Stock-based compensation (1)	7,091	4,184
Transition expenses	—	424
Restructuring expenses	—	2,114
Acquisition-related expenses	215	—
Litigation settlement	900	—
Proxy-related costs	472	—

Total operating adjustments (2)	14,233	12,971

Non-GAAP income from operations	$26,127	$41,287	-37%

Non-GAAP operating margin %	21.0%	30.8%

GAAP net income	$7,489	$20,521
Operating adjustments (from above)	14,233	12,971
Income tax adjustment	(4,036)	(4,077)

Total net income adjustments (2)	10,197	8,894

Non-GAAP net income	$17,686	$29,415	-40%

GAAP earnings per share - diluted	$0.12	$0.29
Total net income adjustments (from above) (2)	0.16	0.13

Non-GAAP earnings per share - diluted	$0.28	$0.42	-33%

Weighted average shares outstanding - diluted	63,130	69,659

(1) Stock-based compensation is included in the GAAP statements of income, as follows:

Cost of revenue	$588	$223
Sales and marketing	2,134	1,290
Product development	1,945	1,269
General and administrative	2,424	1,402

	$7,091	$4,184

(2)	Adjustments reported for the fiscal first quarter of 2011 have been revised to eliminate our use of a non-GAAP revenue measure. See our Current Report on Form 8-K filed with this press release for additional information.